Exhibit 99.1

Source: IMAC Holdings, Inc.
March 20, 2019 09:23 ET

IMAC Holdings Reports 2018 Fourth Quarter and Year-end Patient Visits and Procedure Volume Featuring Double-digit Increases

BRENTWOOD, Tenn., March 20, 2019 (GLOBE NEWSWIRE) -- IMAC Holdings, Inc. (Nasdaq: IMAC), a provider of Innovative Medical Advancements and Care, specializing in regenerative rehabilitation orthopedic treatments without the use of surgery or opioids, announces patient visits and procedure volume at its IMAC clinics during the 2018 fourth quarter (Q4) and full year.

All figures listed below for all periods are noted as either actual or pro forma.  Actual procedure and visit counts are inclusive of actual patient visits and procedures for all clinics owned or managed by IMAC Holdings during the period. Pro Forma procedure and visit counts reflect the completion of our transactions consummated through December 31, 2018 as if they had occurred on January 1, 2017.

Fourth Quarter 2018

IMAC Actual: Procedures and Visits

IMAC Holdings experienced a 1,420.6% growth in visits during Q4 of 2018 compared to Q4 of 2017. Visit counts jumped from 2,012 in Q4 of 2017 to 30,595 in Q4 of 2018. Procedure counts increased by 1,124.3% from 6,535 in Q4 of 2017 to 80,009 in Q4 of 2018.

Pro Forma: Procedures and Visits

Pro forma clinics experienced a 21.8% growth in visits from Q4 of 2017, compared to Q4 of 2018. Visits increased from 25,110 in Q4 of 2017 to 30,595 in Q4 of 2018. Procedure counts increased by 23.0% from 65,042 in Q4 of 2017 to 80,009 in Q4 of 2018.

Annual 2018

IMAC Actual: Procedures and Visits

IMAC Holdings experienced a 1,469.8% growth in visits during 2018 compared to 2017. Visit counts increased from 4,065 in 2017 to 63,812 in 2018. Procedure counts increased by 1,170.3% from 13,119 in 2017 to 166,656 in 2018.

Pro Forma: Procedures and Visits

Pro Forma clinics experienced a 16.2% growth in visits from 2017 compared to 2018. Visits increased from 96,326 in 2017 to 111,939 in 2018. Procedure counts increased by 12.9% from 258,300 in 2017 to 291,571 in 2018.

The company, which completed its initial public offering of common stock in February 2019, plans to report financial results for the 2018 fourth quarter and full year and file its Form 10-K for the year ended December 31, 2018 with the Securities and Exchange Commission in mid-April.  IMAC is making available actual and pro forma procedure volume and patient visit data prior to this filing as a courtesy to our shareholders and investors, who have found this operating data to be meaningful.

“IMAC’s gains in patient visits and procedures in Q4 of 2018 compared to Q4 of 2017 were reflective of growth in all areas of our business (same store clinics, development and acquisitions). We look forward to utilizing the capital raised in the IPO to accelerate growth and fund expansion plans,” commented Anthony Bond, Chief Financial Officer.

“IMAC now has 11 clinics in three states, with four of them added as recently as August 2018. Our near-term plans call for entering the Chicago market as we build out our anchor and satellite clinic model in this region utilizing football great Mike Ditka as a brand ambassador.  We expect continued growth in 2019, including increases in same-store visits and procedures, with support from operating efficiencies, increased marketing and brand awareness, and the initial results from our initiative with self-insured payors,” Jeff Ervin, IMAC’s chief executive officer added.

About IMAC Holdings, Inc.

IMAC Holdings was created in March 2015 to expand on the footprint of the original IMAC Regeneration Center, which opened in Kentucky in August 2000. IMAC Regeneration Centers combine life science advancements with traditional medical care for movement restricting diseases and conditions.  It owns or manages outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. It has partnered with several active and former professional athletes, opening two Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, and a Tony Delk IMAC Regeneration Center. IMAC’s outpatient medical clinics emphasize its focus around treating sports and orthopedic injuries without surgery or opioids.

Safe Harbor Statement
This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful acquisition and integration of new companies and technologies, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its public filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

More information about IMAC Holdings, Inc. is available at www.imacregeneration.com

IMAC Press Contact:
Laura Fristoe
lfristoe@imacrc.com

Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

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